Exhibit 12(a).


Wells Fargo & Company and Subsidiaries
formerly known as Norwest Corporation and Subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited)

                Nine Months Ended
                September 30,                Year Ended  December 31,
In
thousands      1998      1997      1997      1996      1995      1994      1993
Computation of
 Income:
  Income
  before
  income
  taxes  $1,701,627 1,524,069 2,049,726 1,781,509 1,422,814 1,180,601   879,755
Capitalized
  interest        -         -       (22)      (14)     (112)      (69)      (65)
 Income
  before
  income
  taxes and
  capitalized
  inter-
  est     1,701,627 1,524,069 2,049,704 1,781,495 1,422,702 1,180,532   879,690
 Fixed
  charges 2,234,327 2,032,875 2,734,466 2,685,447 2,503,603 1,640,049 1,485,936
 Total
  income
  for
  compu-
  tation $3,935,954 3,556,944 4,784,170 4,466,942 3,926,305 2,820,581 2,365,626
 Total
  income for
  computation
  excluding
  interest
  on deposits
  from
  fixed
  char-
  ges    $2,815,133 2,481,532 3,337,488 3,142,024 2,770,005 1,957,224 1,513,317

Computation of
 Fixed
 Charges:
 Net
  rental
  expense
  (a)    $  175,203   155,309   211,191   205,409   166,591   149,462   128,573
 Portion
  of rentals
  deemed
  repre-
  sentative
  of
  inter-
  est    $   58,401    51,770    70,397    68,470    55,530    49,821    42,858
 Interest:
  Interest
   on
   dep-
   osits  1,120,821 1,075,412 1,446,682 1,324,918 1,156,300   863,357   852,309
  Interest
   on
   federal
   funds
   and other
   short-term
   borr-
   owings   466,718   327,062   439,492   454,013   515,646   290,211   238,046
  Interest
   on
   long-term
   debt     588,387   578,631   777,873   838,032   776,015   436,591   352,658
  Capitalized
   interest       -         -        22        14       112        69        65
  Total
   inter-
   est    2,175,926 1,981,105 2,664,069 2,616,977 2,448,073 1,590,228 1,443,078
 Total
  fixed
  char-
  ges    $2,234,327 2,032,875 2,734,466 2,685,447 2,503,603 1,640,049 1,485,936
 Total
  fixed
  charges
  excluding
  interest
  on dep-
  osits  $1,113,506   957,463 1,287,784 1,360,529 1,347,303   776,692   633,627
Ratio of
Income
 to Fixed Charges:
 Excluding
  interest on
  deposits     2.53x     2.59      2.59      2.31      2.06      2.52      2.39
 Including
  interest on
  deposits     1.76x     1.75      1.75      1.66      1.57      1.72      1.59

(a) Includes equipment rentals.